EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the Invitrogen Corporation 2004 Equity Incentive Plan and 1998 Employee Stock Purchase Plan, to be filed on or about May 12, 2004, of our report dated February 5, 2004 except for Note 14, as to which the date is February 19, 2004, with respect to the consolidated financial statements and schedule of Invitrogen Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

San Diego, California

May 11, 2004